Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO, Sinclair Broadcast Group, Inc.
(410) 568-1500

SINCLAIR BROADCAST GROUP INVESTS IN ALARM FUNDING

     Baltimore, MD (November 14, 2007) — Sinclair Broadcast Group, Inc. (NASDAQ: SBGI), announced today that they have purchased approximately 95% of Alarm Funding Associates (“AFA”) for approximately $5.5 million.  Alarm Funding is a regional security alarm operating and bulk acquisition company.  Following the investment, the company will continue to be managed by its current management team.

     AFA’s strategy is to purchase the recurring monitoring and maintenance contract revenue streams generated by full service alarm companies, thereby providing alarm operating companies liquidity to continue to grow.  There are approximately 14,000 individual full service alarm companies in the country, many looking for ways to use their recurring monthly revenues to fund their liquidity needs.  While the operator continues to provide installation, service, sales and customer service functions, AFA, primarily through a third party provider, provides the billing, collection and monitoring services to the subscriber base.

About Alarm Funding Associates

     Alarm Funding Associates is a security funding and acquisition company dedicated to helping full service alarm operating companies continue their growth without having to choose between selling out completely or borrowing capital at unattractive terms.  Alarm operating companies continue to operate under their current brand name; maintain relationships with their customers; provide service as they’ve done in the past; and work their account base for referrals.  For more information, visit the Alarm Funding Associates website at www.alarmfundingassociates.com.

About Sinclair

     Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 57 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair also holds investments in various other lines of businesses.  For more information, visit the Sinclair website at www.sbgi.net.